Delaware

The First State

I, CHARUNI PATIBANDA-SANCHEZ, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "CLOUDHANDS, INC." IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE EIGHTEENTH DAY OF MARCH, A.D. 2025.

C. P. Sanchez

Charuni Patibanda-Sanchez, Secretary of State

Authentication: 203201385

Date: 03-18-25

6712454 8300

SR# 20251095246

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:35 PM 03/17/2025
FILED 04:35 PM 03/17/2025
SR 20251095246 - File Number 6712454

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION

The corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Robot Cache US Inc.

2. The Certificate of Incorporation of the corporation is hereby amended by changing the Article thereof numbered FIRST so that, as amended, said Article shall be and read as follows:

The name of the corporation is Cloudhands, Inc.

3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

By: Rodney Humble 3/17/25
Authorized Officer

Name: Rodney Humble, CEO
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